Exhibit 99.1

Contacts:	Investor Relations
Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer	Rx Communications Group, LLC
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mcarey@rxir.com

Alistair F. McLaren

Vice President, Chief Financial Officer

(510) 661-1802

amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

CURON ANNOUNCES $3.0 MILLION INTELLECTUAL PROPERTY TRANSACTION WITH BÂRRX MEDICAL

Proceeds lift stockholders’ equity to correct Nasdaq deficiency

FREMONT, Calif., March 21, 2006 – Curon Medical, Inc. (Nasdaq: CURN) today announced that on March 16, 2006, it entered into an assignment and license agreement with BÂRRX Medical, Inc. for the assignment of United States Patent No. 6,872,206 and a worldwide, exclusive license of certain patents for the treatment of Barrett’s esophagus. BÂRRX Medical, Inc. has paid the Company $2.0 million in cash and $1.0 million in the form of a note payable by December 31, 2006.

The Company also announced that with the proceeds from the transaction, it believes it has regained compliance with Nasdaq’s minimum stockholders’ equity requirement. On February 7, 2006, Nasdaq staff notified the Company that it did not comply with Nasdaq’s minimum stockholders’ equity requirement. In response to an appeal submitted by the Company on February 21, 2006, Nasdaq staff granted the Company an extension of time to regain compliance with the Rule, which it now believes it has done. Nasdaq has notified the Company that it will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Larry C. Heaton II, President and Chief Executive Officer of the Company, said “We are pleased to announce this mutually beneficial transaction with BÂRRX Medical. The intellectual property involved is complementary to BÂRRX Medical’s IP portfolio and can now be utilized freely by the company to improve patient care for those with Barrett’s esophagus. This intellectual property transfer has no adverse impact on Curon’s business.

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“We have previously announced our intention to commercialize certain intellectual property that we have developed in-house that is unrelated to Curon’s core products, Mr. Heaton continued. “This transaction arose from that effort, and provides a template for potential future arrangements of this type. We believe that Curon Medical has developed additional intellectual property that may provide other entities with an opportunity to expand their own portfolios for the benefit of the patients they serve, and will continue to explore opportunities to derive value for Curon stockholders in this manner.”

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

About BÂRRX Medical, Inc.

BÂRRX Medical, Inc. develops treatment solutions for Barrett’s esophagus, a precancerous condition of the lining of the esophagus (swallowing tube) caused by gastroesophageal reflux disease, or GERD. Its flagship product, the HALO360 System, provides uniform and controlled therapy at a consistent depth, which can remove Barrett’s esophagus and allow the regrowth of normal cells. In the largest study conducted, 70 percent of patients were Barrett’s-free (at twelve- month follow up). The system used in the clinical trials was cleared by the U.S. Food and Drug Administration in 2001 and has been commercially available since January 2005. Based in Sunnyvale, Calif., BÂRRX Medical, Inc. was founded in 2000, and is privately-held. Additional information about BÂRRX Medical, Inc. and the HALO360 System is available at www.barrx.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements concerning the Company’s ability to consummate favorable future intellectual property transfers. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. The forward-looking statements are made as of March 21, 2006, and the Company undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.